SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 000-50752

                             Loretta Food Group Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter

            2405 Lucknow Drive, Mississauga, Ontario, Canada L5S 1H9
            --------------------------------------------------------
   (Address, including zip code of registrant's principal executive offices))

                                  905-678-9250
                           --------------------------
                    (Telephone number, including area code,
                  of registrant's principal executive offices)

                                  common stock
                             ----------------------
            (Title of each class of securities covered by this Form)

                                      none
                               ------------------
  (Titles of all olther classes of securities for which a duty to file reports under section 13(a) or 15 (d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or sspend the duty to file reports:

 Rule 12g-4(a)(1)(i)   X             Rule 12h-3(b)(1)(i)
 Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
 Rule 12g-4(a)(2)(i)                 Rule 12h-3(b)(2)(i)
 Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
                                     Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: 56

     Pursuant to the requirements of the Securities Exchange Act of 1934 Loretta Food Group Inc., has caused this certificaiton/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 20, 2005                             Loretta Food Group Inc.

                                                by: /S/ Al Burgio
                                                -----------------------
                                                        Al Burgio, CEO